For the fiscal year ended (a) September 30, 1995
File Number (c) 811-3084



                                SUB-ITEM 77O
                Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer:
     Arcadian Corporation (Common Stock)

2.   Date of Purchase:
     8/3/95

3.   Face Amount Purchased:
     $432,450

4.   Dollar Amount of Purchase:
     $432,450

5.   Price Per Unit:
     $15.50

6.   Name(s) of Underwriter(s)
     or Dealer(s) from whom Purchased:
     Smith Barney, Inc.

7.   Other Underwriters in Syndicate:

     Donaldson, Lufkin & Jenrette Securities Corporation
     Merrill Lynch, Pierce, Fenner & Smith Incorporated
     Wertheim Schroder & Co. Incorporated
     Merrill Lynch International Limited
     J. Henry Schroder Wagg & Co. Limited